CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee
Trigger Securities due 2013	$5,629,000	$653.53

PROSPECTUS Dated December 23, 2008	Pricing Supplement No. 836 to
PROSPECTUS SUPPLEMENT Dated December 23, 2008	Registration Statement No. 333-156423
Dated June 21, 2011
Rule 424(b)(2)
$5,629,000
GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Trigger Securities Based on the Performance of the iShares® FTSE China 25 Index Fund due July 1, 2013

Unlike ordinary debt securities, the Trigger Securities Based on the Performance of the iShares® FTSE China 25 Index Fund due July 1, 2013, which we refer to as the securities, do not pay interest and do not guarantee any return of principal at maturity.  Instead, at maturity, you will receive for each $10 stated principal amount of securities that you hold an amount in cash based on the closing price of the shares of the iShares® FTSE China 25 Index Fund, which we refer to as the underlying shares, both on the valuation date and during the observation period.  If the final share price is less than the initial share price and if the closing price of the underlying shares has decreased by an amount equal to or greater than 30% from the initial share price on any trading day during the observation period, the payment at maturity will be less, and may be significantly less, than the $10 stated principal amount.  As there is no minimum payment at maturity on the securities, you could lose your entire investment.  The securities are senior unsecured obligations of Morgan Stanley, and all payments on the securities are subject to the credit risk of Morgan Stanley.
•	The stated principal amount and issue price of each security is $10.
•	We will not pay interest on the securities.
•	At maturity, you will receive an amount per security based on the closing price of the underlying shares both on the valuation date and during the observation period.
º
If the final share price is greater than the initial share price, you will receive a payment at maturity equal to $10 plus the upside payment.  The upside payment will equal $10 times the share percent increase times 100%, which we refer to as the participation rate. In no event will the payment at maturity be greater than the maximum payment at maturity of $14.25, which is equal to 142.5% of the stated principal amount.

º
If the final share price is less than or equal to the initial share price, but the share closing price has not decreased to or below the trigger level on any trading day during the observation period, you will receive a payment at maturity equal to the $10 stated principal amount.

º
If the final share price is less than or equal to the initial share price and the share closing price has decreased to or below the trigger level on any trading day during the observation period, you will receive a payment at maturity equal to $10 times the share performance factor.  This amount will be less than or equal to the $10 stated principal amount and could be zero.

•	The share percent increase will equal (i) the final share price minus the initial share price, divided by (ii) the initial share price.
•	The share performance factor will equal (i) the final share price divided by (ii) the initial share price.
•	The trigger level is $29.337, which is equal to 70% of the initial share price.
•
The observation period will be each trading day on which there is no market disruption event with respect to the underlying shares from and including the trading day immediately following the day we priced the securities for initial sale to the public, which we refer to as the pricing date, to and including the valuation date.

•	The initial share price is $41.91, which is equal to the closing price of one underlying share on the pricing date.
•
The final share price will equal the closing price of one underlying share times the adjustment factor on the valuation date.  The adjustment factor will be initially set at 1.0 and is subject to adjustment upon certain events affecting the underlying shares.

•	The valuation date will be June 26, 2013, subject to postponement for non-trading days or certain market disruption events.
•	Investing in the securities is not equivalent to investing in the underlying shares or the stocks composing the FTSE China 25 Index.
•	The securities will not be listed on any securities exchange.
•	The CUSIP number for the securities is 61760E432. The ISIN for the securities is US61760E4329.

You should read the more detailed description of the securities in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Securities.”

The securities are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-9.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

PRICE $10 PER SECURITY

	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per Security	$10.00	$0.225	$9.775
Total	$5,629,000	$126,652.50	$5,502,347.50

(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. LLC, a fixed sales commission of $0.225 for each security they sell.  See “Description of Securities––Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.  For additional information see “Plan of Distribution” in the accompanying prospectus supplement.

The agent for this offering, Morgan Stanley & Co. LLC, is our wholly-owned subsidiary.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the securities and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the securities, see the section of this pricing supplement called “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

No action has been taken to permit an offering of the securities to the public in Hong Kong as the securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

The agent and each dealer represent and agree that they will not offer or sell the securities nor make the securities the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities, whether directly or indirectly, to persons in Singapore other than:

(a)  an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)  an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)  a person who acquires the securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the securities we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The securities offered are medium-term debt securities of Morgan Stanley.  The return on the securities at maturity is based on the closing price of the shares of the iShares® FTSE China 25 Index Fund, each of which we refer to as an underlying share, both on the valuation date and during the observation period.  If the final share price is less than the initial share price and if the closing price of the underlying shares has decreased by an amount equal to or greater than 30% from the initial share price on any trading day during the observation period, the payment at maturity will be less, and may be significantly less, than the $10 stated principal amount.  As there is no minimum payment at maturity on the securities, you could lose your entire investment. The securities are senior unsecured obligations of Morgan Stanley, and all payments on the securities are subject to the credit risk of Morgan Stanley.

“iShares®” is a registered trademark of BlackRock Institutional Trust Company.  The iShares® FTSE China 25 Index Fund and the FTSE China 25 Index are described under “Description of Securities––The iShares® FTSE China 25 Index Fund; Public Information” in this pricing supplement.

Each security costs $10
We, Morgan Stanley, are offering Trigger Securities Based on the Performance of the iShares® FTSE China 25 Index Fund due July 1, 2013, which we refer to as the securities.  The stated principal amount and issue price of each security is $10.

The original issue price of the securities includes the agent’s commissions paid with respect to the securities and the cost of hedging our obligations under the securities.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the securities includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the securities.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Securities—Use of Proceeds and Hedging.”

The securities do not guarantee return of any of the principal; no interest
Unlike ordinary debt securities, the securities do not pay interest and do not guarantee the return of any principal at maturity.  If the final share price is less than the initial share price and the share closing price has decreased to or below the trigger level on any trading day during the observation period, we will pay you an amount in cash per security that is less than the $10 stated principal amount of each security by an amount proportionate to the decrease in the final share price from the initial share price.  This amount will be less than or equal to the $10 stated principal amount and as there is no minimum payment on the securities, you could lose your entire investment.

Payment at maturity based on the performance of the underlying shares
At maturity, you will receive for each $10 stated principal amount of securities that you hold an amount in cash based upon the closing price of one underlying share both on the valuation date and during the observation period, determined as follows:

•  If the final share price is greater than the initial share price, you will receive for each $10 stated principal amount of securities that you hold a payment at maturity equal to:
$10 + upside payment,
subject to the maximum payment at maturity of $14.25, or 142.5% of the $10 stated principal amount, where,
upside payment = $10 × participation rate × share percent increase, participation rate = 100%,

share percent increase	=	final share price − initial share price
initial share price

final share price = the closing price of one underlying share times the adjustment factor, each as of the valuation date, initial share price = $41.91, which is the closing price of one underlying share on the pricing date,
and
adjustment factor = 1.0, subject to adjustment upon certain events affecting the underlying shares.

•  If the final share price is less than or equal to the initial share price, but the share closing price has not decreased to or below the trigger level on any trading day during the observation period, you will receive for each security that you hold the stated principal amount of $10.

where,

trigger level = $29.337, which is 70% of the initial share price

•  If the final share price is less than or equal to the initial share price, and the share closing price has decreased to or below the trigger level on any trading day during the observation period, you will receive for each $10 stated principal amount of securities that you hold a payment at maturity equal to:

$10 × share performance factor
where,

share performance factor	=	final share price
initial share price

Because the share performance factor will be less than or equal to 1.0, this payment will be less than or equal to $10. All payments on the securities are subject to the credit risk of Morgan Stanley.
On PS-7, we have provided examples which illustrate the payout at maturity assuming a range of hypothetical percentage changes in the final share price from the initial share price and ranges of the share closing price during the observation period.  The examples do not show every situation that may occur.

You can review a table of the historical prices of the underlying shares and a related graph in this pricing supplement under “Description of Securities—Historical Information.”  You cannot predict the future performance of the underlying shares or whether the share closing price will decline to or below the trigger level on any trading day during the observation period based on their historical performance.

The securities have limited appreciation potential
The appreciation potential of the securities is limited to 142.5% of the stated principal amount.  Accordingly, even if the share percent increase is greater than 42.5%, you will only receive the maximum payment at maturity of $14.25 per security, which is equal to 142.5% of the stated principal amount.  See “Hypothetical Payouts on the Securities at Maturity” on PS-7.

Investment in the securities involves risks associated with foreign equity markets as well as exposure to the currency exchange risk of the Hong Kong dollar relative to the U.S. dollar
The stocks included in the FTSE China 25 Index and that are generally tracked by the underlying shares have been issued by companies incorporated in the People’s Republic of China and/or owned by the Chinese government, and the value of such securities will affect the value of your investment.  Because the price of the underlying shares is related to the U.S. dollar value of stocks underlying the FTSE China 25 Index, holders of the securities will be exposed to currency exchange rate risk with respect to the Hong Kong dollar, which is the currency in which the component securities trade, and fluctuations in the exchange rate of the Hong Kong dollar relative to the U.S. dollar will affect the value of your investment.  Exposure to this currency exchange risk will depend on the extent to which the Hong Kong dollar strengthens or weakens against the U.S. dollar.

Morgan Stanley & Co. LLC will be the Calculation Agent
We have appointed our affiliate, Morgan Stanley & Co. LLC or its successors, which we refer to as MS & Co., to act as calculation agent for The Bank of New York Mellon, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.), the trustee for our senior notes.  As calculation agent, MS & Co. has determined the initial share price and will determine the final share price, whether the share closing price has decreased to or below the trigger level on any trading day during the observation period, whether a market disruption event has occurred, the share percent increase or the share performance factor, as applicable, and will calculate the payment to you at maturity, if any.

Morgan Stanley & Co. LLC will be the agent; conflicts of interest
The agent for the offering of the securities, MS & Co., our wholly-owned subsidiary, will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” on PS-29.

Where you can find more information on the securities
The securities are senior unsecured notes issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated December 23, 2008 and prospectus dated December 23, 2008.  We describe the basic features of this type of security in the section of the prospectus supplement called “Description of Notes” and in the section of the prospectus called “Description of Debt Securities.”

Because this is a summary, it does not contain all of the information that may be important to you.  For a detailed description of the terms of the securities, you should read the section of this pricing supplement called “Description of Securities.”  You should also read about some of the risks involved in investing in securities in the section of this pricing supplement called “Risk Factors.”  The tax and accounting treatment of investments in equity-linked securities such as the securities may differ from that of investments in ordinary debt securities or common stock.  See the section of this pricing supplement called “Description of Securities—United States Federal Taxation.”  We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the securities.

How to reach us	You may contact your local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

HYPOTHETICAL PAYOUTS ON THE SECURITIES AT MATURITY

The following tables illustrate the payment at maturity on the securities for a range of share closing prices during the observation period, including on the valuation date.  Because the share closing price may be subject to significant fluctuation during the observation period, it is not possible to present a chart or table illustrating the complete range of possible payouts at maturity.  The following examples are intended to illustrate how the payment at maturity will depend on (i) the final share price, (ii) whether the share closing price has decreased to or below the trigger level on any trading day during the observation period and (iii) the maximum payment at maturity.

The hypothetical examples are based on the following terms:

Hypothetical initial share price:	$40
Hypothetical trigger price:	$28 (70% of the hypothetical initial share price, representing a 30% decline)
Maximum payment at maturity:	$14.25 (142.5% of the of the stated principal amount)
Participation rate:	100%

TABLE 1:  Final share price is greater than the initial share price.  This table represents the hypothetical payment at maturity on a $10 investment in the securities when the final share price is greater than the hypothetical initial share price of $40.  In this scenario, any decrease of the share closing price to or below the trigger level on any trading day during the observation period is irrelevant to the payment at maturity.  In each case, the payment at maturity is subject to the maximum payment at maturity, and investors will realize the maximum payment at maturity of $14.25 per security at a final share price of 142.5% of the initial share price.

Hypothetical final share price	% change from initial share price	Has the share closing price declined to or below the trigger level during the observation period?	Payment at maturity of securities
$44.00	10.0%	Yes	$11.00
$48.00	20.0%	No	$12.00
$57.00	42.5%	Yes	$14.25
$60.00	50.0%	No	$14.25
$70.00	75.0%	No	$14.25
$80.00	100.0%	No	$14.25

TABLE 2:  Final share price is less than or equal to the initial share price but the share closing price has not declined to or below the trigger level on any trading day during the observation period.  This table represents the hypothetical payment at maturity on a $10 investment in the securities on the basis that the final share price is less than or equal to the hypothetical initial share price of $40 but that the share closing price has not decreased to or below the hypothetical trigger level of $28 (70% of the initial share price and representing a 30% decline from the initial share price) on any trading day during the observation period.

Hypothetical final share price	% change from initial share price	Has the share closing price declined to or below the trigger level during the observation period?	Payment at maturity of securities
$36.00	–10%	No	$10.00
$34.00	–15%	No	$10.00
$32.00	–20%	No	$10.00
$28.40	–29%	No	$10.00

TABLE 3:  Final share price is less than or equal to the initial share price and the share closing price has declined to or below the trigger level.  This table represents the hypothetical payment at maturity on a $10 investment in the securities on the basis that the final share price is less than or equal to the hypothetical initial share price of $40 and that the share closing price has decreased to or below the hypothetical trigger level of $28 (70% of the initial share price and representing a 30% decline from the initial share price) on at least one trading day during the observation period.  In this scenario, the investor will receive an amount in cash per security that is less than the $10 stated principal amount by an amount proportionate to the percentage decrease in the final share price from the initial share price.

Hypothetical final share price	% change from initial share price	Has the share closing price declined to or below the trigger level during the observation period?	Payment at maturity of securities
$32.00	–20%	Yes	$8.00
$30.00	–25%	Yes	$7.50
$28.00	–30%	Yes	$7.00
$6.00	–85%	Yes	$1.50

You can review a table of the historical prices of the underlying shares and a related graph in this pricing supplement under “Description of Securities—Historical Information.”  You cannot predict the future performance of the underlying shares or whether the share closing price will decline to or below the trigger level on any trading day during the observation period based on their historical performance.

RISK FACTORS

The securities are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, the securities do not pay interest or guarantee any return of principal at maturity.  The return that investors realize on the securities is limited by the maximum payment at maturity.  This section describes the most significant risks relating to the securities.  For a further discussion of risk factors, please see the accompanying prospectus.  You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

The securities do not pay interest or guarantee the return of any principal
The terms of the securities differ from those of ordinary debt securities in that we will not pay you interest on the securities and do not guarantee the return of any principal at maturity.  Instead, at maturity, you will receive for each $10 stated principal amount of securities that you hold an amount in cash based upon the final share price and whether the share closing price has declined to or below the trigger level on any trading day during the observation period.  Unless the final share price is sufficiently greater than the initial share price, the overall return on your investment in the securities may be less than the return on a conventional debt security of comparable maturity issued by us.  If the final share price is less than the initial share price, and the share closing price has declined to or below the trigger level on any trading day during the observation period, you will receive an amount in cash that is less than the $10 stated principal amount of each security by an amount proportionate to the decline in the final share price from the initial share price.  This amount will be less, and may be significantly less, than the stated principal amount.  As there is no minimum payment at maturity on the securities, you could lose your entire investment.

Appreciation potential is limited
The appreciation potential of the securities is limited by the maximum payment at maturity of $14.25, which is equal to 142.5% of the $10 stated principal amount.  As a result, you will not share in any appreciation of the underlying shares above 142.5% of the initial share price.  See “Hypothetical Payouts on the securities at Maturity” on PS-7.

The securities will not be listed on any securities exchange and secondary trading may be limited
The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  MS & Co. may, but is not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

Market price of the securities will be influenced by many unpredictable factors
Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market.  We expect that generally the price of the underlying shares on any day will affect the value of the securities more than any other single factor.  However, because the payout on the securities does not depend solely on the final price of the underlying shares, the securities will trade differently from the underlying shares.  Other factors that may influence the value of the securities include:

•  whether the closing price of the underlying shares has decreased to or below the trigger level on any trading day during the observation period;

•  the volatility and dividend yield (frequency and magnitude of changes) of the underlying shares and the securities underlying the FTSE China 25

Index;

•  spot and forward exchange rates of the Hong Kong dollar, in which securities underlying the FTSE China 25 Index trade, relative to the U.S. dollar;

•  intervention in the currency markets by the governments or monetary authorities of Hong Kong, China, the United States or other countries;

•  interest and yield rate levels in the United States and Hong Kong, and the differentials between such levels;

•  volatility of the Hong Kong dollar/U.S. dollar exchange rates;

•  geopolitical conditions and economic, financial, regulatory, political, judicial or other events that affect the underlying shares, the Hong Kong securities market or the foreign exchange markets;

•  time remaining to maturity of the securities;

•  the occurrence of certain events affecting the underlying shares that may or may not require an adjustment to the adjustment factor; and

•  any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the market price of the securities prior to maturity and you may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

You cannot predict the future performance of the underlying shares based on their historical performance.  The closing price of the underlying shares may decrease below the initial share price on the valuation date so that you may receive for each security you hold at maturity a payment that is less than the stated principal amount of the securities by an amount proportionate to the decline in the final share price below the initial share price.  There can be no assurance that the price of the underlying shares will have increased on the valuation date so that you will receive at maturity an amount that is greater than the principal amount of your investment.  The prices of the underlying shares may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen.  See “Description of Securities—Historical Information”.

The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities
You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

There are risks associated with investments in securities linked solely to the value of Chinese equity securities
The stocks included in the FTSE China 25 Index and that are generally tracked by the underlying shares have been issued by companies incorporated in the People’s Republic of China and/or owned by the Chinese government.  Investments in securities linked to the value of emerging markets equity securities, such as the underlying shares, involve risks associated with the securities markets in those countries, including the People’s Republic of China, and these risks include risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange

Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

The prices of securities in emerging markets, such as the stocks constituting the FTSE China 25 Index, may be affected by political, economic, financial and social factors in those countries, including the People’s Republic of China, or the global region, including changes in government, economic and fiscal policies and currency exchange laws.  Countries with emerging markets, such as the People’s Republic of China, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries.  In addition, the Chinese economy may be highly vulnerable to changes in local or global trade conditions, and may suffer from a risk in the Chinese government’s debt burden. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the Chinese economy may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, labor conditions and self-sufficiency.

The securities are subject to currency exchange rate risk
Because the price of the underlying shares is related to the U.S. dollar value of stocks underlying the FTSE China 25 Index, holders of the securities will be exposed to currency exchange rate risk with respect to the Hong Kong dollar, which is the currency in which the component securities trade.  An investor’s net exposure will depend on the extent to which the Hong Kong dollar strengthens or weakens relative to the U.S. dollar.  If the U.S. dollar strengthens against the Hong Kong dollar, the price of the underlying shares will be adversely affected and the payment at maturity on the securities may be reduced.

The Hong Kong dollar is freely convertible into other currencies (including the U.S. dollar). From October 1983 to May 2005, Hong Kong maintained a fixed rate system which fixed the rate of exchange to HK$7.80 per US$1.00. The central element in the arrangements that gave effect to this link was an agreement between the Hong Kong Government (through the Hong Kong Monetary Authority, or HKMA) and the three Hong Kong banks that were authorized to issue Hong Kong currency in the form of banknotes. In May 2005, the HKMA broadened the link from the original rate of HK$7.80 per US$1.00 to a rate range of HK$7.75 to K$7.85 per US$1.00. Pursuant to two convertibility undertakings, the HKMA undertakes to buy U.S. dollars from licensed banks at the rate of HK$7.75 per US$1.00 if the market exchange rate for Hong Kong dollars is higher than such rate and to sell U.S. dollars at HK$7.85 per US$1.00 if the market exchange rate for Hong Kong dollars is lower than such rate. If the market exchange rate is between HK$7.75 and HK$7.85 per US$1.00, the HKMA may choose to conduct market operations with the aim of promoting the smooth functioning of the money market and the foreign exchange market. Although the market exchange rate of the Hong Kong dollar against the U.S. dollar continues to be influenced by the forces of supply and demand in the foreign exchange market, the rate has not deviated significantly from the level of HK$7.80 per US$1.00. No assurance can be given that the Hong Kong government will maintain the link at HK$7.75 to HK$7.85 per US$1.00 or at all.

You can review the historical exchange rates of the Hong Kong dollar relative to the U.S. dollar in the section of this pricing supplement called “Description of Securities—Historical Information” starting on PS-27.  You cannot predict the future performance of the Hong Kong dollar relative to the U.S. dollar based upon its historical performance.
Not equivalent to investing in the shares of the iShares® FTSE China 25 Index Fund or the stocks underlying the FTSE China 25 Index
Investing in the securities is not equivalent to investing in the underlying shares, the FTSE China 25 Index or the stocks that constitute the FTSE China 25 Index.  Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or the stocks that constitute the FTSE China 25 Index.  In addition, investors do not have the right to exchange their securities for shares at any time.

Adjustments to the underlying shares or the FTSE China 25 Index could adversely affect the value of the securities
The investment adviser to the iShares® FTSE China 25 Index Fund, BlackRock Fund Advisors (the “Investment Adviser”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the FTSE China 25 Index.  Pursuant to its investment strategy or otherwise, the Investment Adviser may add, delete or substitute the stocks composing the iShares® FTSE China 25 Index Fund.  Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the securities.  FTSE International Limited (“FTSE”) is responsible for calculating and maintaining the FTSE China 25 Index.  FTSE may add, delete or substitute the stocks constituting the FTSE China 25 Index or make other methodological changes that could change the value of the FTSE China 25 Index.  FTSE may discontinue or suspend calculation or publication of the FTSE China 25 Index at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued FTSE China 25 Index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

The shares and the FTSE China 25 Index are different
The performance of the underlying shares may not exactly replicate the performance of the FTSE China 25 Index because the iShares® FTSE China 25 Index Fund will reflect transaction costs and fees that are not included in the calculation of the FTSE China 25 Index.  It is also possible that the iShares® FTSE China 25 Index Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the FTSE China 25 Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund, differences in trading hours between the iShares® FTSE China 25 Index Fund and the FTSE China 25 Index or due to other circumstances.  The Investment Adviser may invest up to 10% of the iShares® FTSE China 25 Index Fund’s assets in securities not included in the FTSE China 25 Index, and in futures contracts, options on futures contracts, options and swaps as well as cash and cash equivalents, including shares of other iShares® funds.

The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares
MS & Co., as calculation agent, will adjust the amount payable at maturity for certain events affecting the underlying shares. However, the calculation agent will not make an adjustment for every event that could affect the underlying shares. If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the securities may be materially and adversely affected.

The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities
As calculation agent, MS & Co. has determined the initial share price and will determine the final share price, whether the share closing price has decreased to or below the trigger level on any trading day during the observation period, the share percent increase or the share performance factor, as applicable, and will calculate the payment that you will receive at maturity, if any.  Any of these determinations made by MS & Co. in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the share closing price in the event of a market disruption event or discontinuance of the underlying shares or the FTSE China 25 Index, may adversely affect the payout to you at maturity.  See the sections of this pricing supplement called “Description of Securities—Market Disruption Event” and “—Discontinuance of the Underlying Shares and/or the Share Underlying Index; Alteration of Method of Calculation.”

Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities
One or more of our subsidiaries have carried out, and will continue to carry out, hedging activities related to the securities (and to other instruments linked to the underlying shares or the stocks underlying the FTSE China 25 Index), including trading in the underlying shares and the stocks underlying the FTSE China 25 Index.  Some of our subsidiaries also trade the underlying shares and other financial instruments related to the underlying shares and the FTSE China 25 Index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have increased the initial share price and, therefore, increased the price above which the underlying shares must close on the valuation date before you would receive a payment at maturity that exceeds the stated principal amount of the securities and increased the trigger level above which the underlying shares must close during the observation period for you to avoid a loss on your investment.  Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the price of the underlying shares during the observation period and on the valuation date and, accordingly, the amount of cash an investor will receive at maturity, if any.

The U.S. federal income tax consequences of an investment in the securities are uncertain
Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities supersede the discussions contained in the accompanying prospectus supplement.  Subject to the discussion under “United States Federal Taxation” in this pricing supplement, each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  Because the securities are linked to shares of an exchange-traded fund, although the matter is not clear, there is a substantial risk that an investment in the securities will be treated as a “constructive ownership transaction.” If this treatment applies, all or a portion of any long-term capital gain of the U.S. Holder in respect of the securities could be recharacterized as ordinary income (and an interest charge would be imposed).  U.S. Holders should read the section entitled “United States Federal Taxation – Tax Consequences to U.S. Holders – Tax Treatment of the Securities – Potential Application of the Constructive Ownership Rule” in this pricing supplement.

If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly.  For example, under one characterization, U.S. Holders could be required to accrue original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income.  Because the securities provide for the return of principal except where the share price on any trading day during the term of the securities is less than or equal to the trigger level, the risk that they will be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as an open transaction, is higher than with other equity-linked securities that do not provide for the return of principal.  We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.  Please read carefully the discussion under “United States Federal Taxation” in this pricing supplement concerning the

U.S. federal income tax consequences of an investment in the securities.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime (as discussed above).  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “United States Federal Taxation” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF SECURITIES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Securities” refers to each Stated Principal Amount of our Trigger Securities Based on the Performance of the iShares® FTSE China 25 Index Fund due July 1, 2013.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$5,629,000

Underlying Shares	Shares of the iShares® FTSE China 25 Index Fund

Share Underlying Index	The FTSE China 25 Index

Share Underlying Index Publisher	FTSE International Limited (“FTSE”) or any successor thereof

Pricing Date	June 21, 2011

Original Issue Date (Settlement Date)	June 24, 2011 (3 Business Days after the Pricing Date)

Maturity Date	July 1, 2013, subject to extension if the Valuation Date is postponed in accordance with the definition thereof.

If the Valuation Date is postponed so that it falls less than two scheduled Business Days prior to the scheduled Maturity Date, the Maturity Date will be the second scheduled Business Day following the Valuation Date as postponed.  See “—Valuation Date” below.

Issue Price	$10 per Security

Stated Principal Amount	$10 per Security

Denominations	$10 and integral multiples thereof

CUSIP Number	61760E432

ISIN	US61760E4329

Interest Rate	None

Specified Currency	U.S. dollars

Payment at Maturity	At maturity, upon delivery of the Securities to the Trustee, we will pay with respect to each $10 Stated Principal Amount an amount in cash equal to:

(i) if the Final Share Price is greater than the Initial Share Price, the lesser of (a) $10 plus the Upside Payment and (b) the Maximum Payment at Maturity;

(ii) if the Final Share Price is less than or equal to the Initial Share Price, but the Share Closing Price times the applicable Adjustment Factor has not decreased to or below the Trigger Level on any Trading Day during the Observation Period, the $10 Stated Principal Amount, or

(iii) if the Final Share Price is less than or equal to the Initial Share Price and the Share Closing Price times the applicable Adjustment Factor has decreased to or below the Trigger Level on any Trading Day during the Observation Period, $10 times the Share Performance Factor. This amount will be less than or equal to the $10 Stated Principal Amount.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the Stated Principal Amount, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Securities, if any, to the Trustee for delivery to DTC, as holder of the Securities, on the Maturity Date.  We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Maximum Payment at Maturity	$14.25 per Security

Upside Payment	The product of (i) $10 times (ii) the Participation Rate times (iii) the Share Percent Increase.
Participation Rate	100%

Share Percent Increase	A fraction, the numerator of which is the Final Share Price minus the Initial Share Price and the denominator of which is the Initial Share Price, as described by the following formula:

Share Percent Increase	=	Final Share Price – Initial Share Price
Initial Share Price

Share Performance Factor	A fraction, the numerator of which is the Final Share Price and the denominator of which is the Initial Share Price, as described by the following formula:

Share Performance Factor	=	Final Share Price
Initial Share Price

Observation Period
Each Trading Day on which there is no Market Disruption Event with respect to the Underlying Shares from and including the Trading Day immediately following the Pricing Date to and including the Valuation Date.

In addition, for the purpose of determining whether the Share Closing Price has declined to or below the Trigger Level on any day during the Observation Period, the Observation Period shall extend to and including the Valuation Date as such date may be postponed in accordance with the definition of “—Valuation Date” below, whether or not such date is a non-Trading Day or a day on which a Market Disruption Event occurs.

Initial Share Price	$41.91, which is the Share Closing Price of one Underlying Share on the Pricing Date.

Trigger Level	$29.337, which is 70% of the Initial Share Price.
Share Closing Price
Subject to the provisions set out under “—Discontinuance of the Underlying Shares and/or the Share Underlying Index; Alteration of Method of Calculation” below, the Share Closing Price for the Underlying Shares (or one unit of any other security for which a Share Closing Price must be determined) on any Trading Day means:

(i)
if the Underlying Shares (or any such other security) are listed on a national securities exchange (other than The NASDAQ Stock Market LLC (the “NASDAQ”)), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which the Underlying Shares (or any such other security) are listed,

(ii)	if the Underlying Shares (or any such other security) are securities of the NASDAQ, the official closing price published by the NASDAQ on such day, or
(iii)
if the Underlying Shares (or any such other security) are not listed on any national securities exchange but are included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc., the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If the Underlying Shares (or any such other security) are listed on any national securities exchange but the last reported sale price or the official closing price published by the NASDAQ, as applicable, is not available pursuant to the preceding sentence, then the Share Closing Price for one Underlying Share (or one unit of any such other security) on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the NASDAQ or the OTC Bulletin Board on such day.  If a Market Disruption Event (as defined below) occurs with respect to the Underlying Shares (or any such other security) or the last reported sale price or the official closing price published by the NASDAQ, as applicable, for the Underlying Shares (or any such other security) is not available pursuant to either of the two preceding sentences, then the Share Closing Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for the Underlying Shares (or any such other security) for such Trading Day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent.  Bids of Morgan Stanley & Co. LLC (“MS & Co.”) and its successors or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained.  If no bid prices are provided from any third party dealers, the Share Closing Price will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.  The term “OTC Bulletin Board Service” will include any successor service thereto.  See “—Discontinuance of the Underlying Shares and/or the Share Underlying Index; Alteration of Method of Calculation” below.

Final Share Price	The Share Closing Price of one Underlying Share times the Adjustment Factor, each as determined by the Calculation Agent on the Valuation Date.
Adjustment Factor	1.0, subject to adjustment by the Calculation Agent in the event of certain events affecting the Underlying Shares. See “—Antidilution Adjustments” below.
Valuation Date	June 26, 2013, subject to postponement as described in the following paragraph.

If the scheduled Valuation Date is not a Trading Day or if there is a Market Disruption Event on such day, the Valuation Date shall be the next succeeding Trading Day on which there is no Market Disruption Event; provided that the Share Closing Price for the Valuation Date will not be determined on a date later than the fifth scheduled Trading Day after the scheduled Valuation Date, and if such date is not a Trading Day or if there is a Market Disruption Event on such date, the Calculation Agent will determine the Final Share Price as the mean, as determined by the Calculation Agent, of the bid prices for the Underlying Shares for such date obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent.  Bids of MS & Co. and its successors or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained.  If no bid prices are provided from any third party dealers, the Final Share Price will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

Trading Day
A day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, The NASDAQ Stock Market LLC, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Book Entry Note or Certificated Note
Book Entry.  The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Securities.  Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures.  For more information regarding DTC and book entry notes, please read “Forms of Securities—The Depositary” and “Forms of

Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.
Senior Note or Subordinated Note	Senior
Trustee	The Bank of New York Mellon, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.)
Agent	MS & Co.
Calculation Agent	MS & Co. and its successors.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our subsidiary, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent has made or must make in determining the Initial Share Price, the Final Share Price, whether the Share Closing Price has decreased to or below the Trigger Level on any day during the Observation Period or whether a Market Disruption Event has occurred.  See “—Market Disruption Event,” “—Antidilution Adjustments” and “—Discontinuance of the Underlying Shares and/or the Share Underlying Index; Alteration of Method of Calculation” below.  MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event	Market Disruption Event means:

(i) the occurrence or existence of a suspension, absence or material limitation of trading of the Underlying Shares on the primary market for the Underlying Shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for the Underlying Shares as a result of which the reported trading prices for the Underlying Shares during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the Underlying Shares, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; or

(ii) the occurrence or existence of a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the value of the Share Underlying Index on the Relevant Exchange(s) for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange(s), in each case as determined by the Calculation Agent in its sole discretion; or

(iii) the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts related to the Share Underlying Index or the Underlying Shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

(iv) a determination by the Calculation Agent in its sole discretion that any event described in clauses (i), (ii) or (iii) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the securities.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Share Underlying Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Share Underlying Index shall be based on a comparison of (x) the portion of the level of the Share Underlying Index attributable to that security relative to (y) the overall level of the Share Underlying Index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or any exchange-traded fund, including the Underlying Shares, will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts on the Share Underlying Index or the Underlying Shares by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Share Underlying Index or the Underlying Shares and (4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts related to the Share Underlying Index or the Underlying Shares are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Relevant Exchange	Relevant Exchange means the primary exchange or market of trading for any security (or any combination thereof) then included in the Share Underlying Index or any Successor Index (as defined below).
Antidilution Adjustments
If the Underlying Shares are subject to a stock split or reverse stock split, then once such split has become effective, the Adjustment Factor will be adjusted to equal the product of the prior Adjustment Factor and the number of shares issued in such stock split or reverse stock split with respect to one Underlying Share.

No adjustment to the Adjustment Factor pursuant to the paragraph above will be required unless such adjustment would require a change of at least 0.1% in the amount being adjusted as then in effect.  Any number so adjusted will be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

Alternate Exchange Calculation
in Case of an Event of Default
In case an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable per Security upon any acceleration of the Securities shall be determined by the Calculation Agent and shall be an amount in cash, if any, equal to the Payment at Maturity calculated as if (i) the product of the Share Closing Price as of the date of such acceleration times the Adjustment Factor as of such date were the Final Share Price and (ii) the Observation Period ended at 4:00 p.m. (New York City time) on the date of such acceleration.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the cash amount due with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of acceleration.

Discontinuance of the Underlying Shares
and/or the Share Underlying Index;
Alteration of Method of Calculation
If trading in the Underlying Shares on every applicable national securities exchange, on the OTC Bulletin Board and in the over-the-counter market is permanently discontinued or the exchange-traded fund relating to the Underlying Shares is liquidated or otherwise terminated (a “Discontinuance or Liquidation Event”), the Share Closing Price of the Underlying Shares on any Trading Day following the Discontinuance or Liquidation Event will be determined by the Calculation Agent and will be deemed to equal the product of (i) the closing value of the Share Underlying Index (or any Successor Index, as described below) on such Trading Day, taking into account any material changes in the method of calculating the Share Underlying Index following such Discontinuance or Liquidation Event, times (ii) a fraction, the numerator of which is the Share Closing Price of the Underlying Shares and the denominator of which is the closing value of the Share Underlying Index (or any Successor Index, as described below), each determined as of the last day prior to the occurrence of the Discontinuance or Liquidation Event on which a Share Closing Price of the Underlying Shares was available.

If, subsequent to a Discontinuance or Liquidation Event, the Share Underlying Index Publisher discontinues publication of the Share Underlying Index and the Share Underlying Index Publisher or another entity (including MS & Co.) publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued Share Underlying Index (such index being referred to herein as a “Successor Index”), then any subsequent Share Closing Price on any Trading Day following a Discontinuance or Liquidation Event will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on such Trading Day.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to us and to DTC, as holder of the Securities, within three Business Days of such selection.  We expect that such notice will be made available to you, as a beneficial owner of the Securities, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If, subsequent to a Discontinuance or Liquidation Event, the Share Underlying Index Publisher discontinues publication of the Share Underlying Index prior to, and such discontinuance is continuing on, the Valuation Date, the date of acceleration or any day on which the Share Closing Price is to be determined and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Share Closing Price for the Underlying Shares for such date.  The Share Closing Price will be computed by the Calculation Agent in accordance with the formula for calculating the Share Underlying Index last in effect prior to such discontinuance, using the Share Closing Price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the Share Closing Price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently composing the Share Underlying Index without any rebalancing or substitution of such securities following such discontinuance.  Notwithstanding these alternative arrangements, discontinuance of the publication of the Share Underlying Index may adversely affect the value of the Securities.

The iShares® FTSE China 25
Index Fund; Public Information
The iShares® FTSE China 25 Index Fund is an exchange-traded fund managed by iShares®, a registered investment company.  iShares® consists of numerous separate investment portfolios, including the iShares® FTSE China 25 Index Fund.  BlackRock Fund Advisors is the investment adviser to the fund.  The fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the FTSE China 25 Index.  The fund’s investment objective and the underlying index may be changed without shareholder approval.  Shares of the fund trade on NYSE Arca, Inc. under the ticker symbol FXI.  The fund is registered as part of the iShares® Trust, a registered investment company.  Information provided to or filed with the Commission by iShares® pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-92935 and 811-09729, respectively, through the Commission’s website at .www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the Securities offered hereby and does not relate to the Underlying Shares.  We have derived all disclosures contained in this pricing supplement regarding iShares® from the publicly available documents described in the preceding paragraph.  In connection with the offering of the Securities, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares®.  Neither we nor the Agent makes any representation that such publicly available documents or any other publicly available information regarding iShares® is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the Underlying Shares (and therefore the price of the Underlying Shares at the time we priced the Securities) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares® could affect the value received at maturity with respect to the Securities and therefore the trading prices of the Securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the Underlying Shares.

We and/or our affiliates may presently or from time to time engage in business with iShares®.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares®, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the Underlying Shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the Securities under the securities laws.  As a prospective purchaser of the Securities, you should undertake an independent investigation of iShares® as in your judgment is appropriate to make an informed decision with respect to an investment in the Underlying Shares.

iShares® is a registered trademark of BlackRock Institutional Trust Company (“BTC”).  The Securities are not sponsored, endorsed, sold, or promoted by BTC.  BTC makes no representations or warranties to the owners of the Securities or any member of the public regarding the advisability of investing in the Securities.  BTC has no obligation or liability in connection with the operation, marketing, trading or sale of the Securities.

The FTSE China 25 Index

The FTSE China 25 Index is a stock index calculated, published and disseminated by FTSE, and is designed to represent the performance of the mainland Chinese market that is available to international investors and includes companies that trade on the Hong Kong Stock Exchange (the “HKSE”).

General.  The FTSE China 25 Index is quoted in Hong Kong dollars (“HKD”) and currently is based on the 25 largest and most liquid Chinese stocks (called “H-shares” and “Red Chip” shares) based on full market-capitalization value, listed and trading on the HKSE.  “H-shares” are securities of companies incorporated in the People’s Republic of China and nominated by the Chinese government for listing and trading on the HKSE.  H-shares are quoted and traded in HKD and U.S. dollars. “Red Chip” shares are securities of Hong Kong-incorporated companies listed and traded on the HKSE, which are substantially owned directly or indirectly by the Chinese government and have the majority of their business interests in mainland China. “Red Chip” shares are quoted and traded in HKD and are available only to international investors and not to those from the People’s Republic of China.

Eligible Securities.  Currently, only H-shares and Red Chip shares are eligible for inclusion in the FTSE China 25 Index.  All classes of equity in issue are eligible for inclusion in the FTSE China 25 Index, subject to certain restrictions, however, each constituent must also be a constituent of the FTSE All-World Index.  Companies whose business is that of holding equity and other investments, exchange-traded funds, and funds whose prices are a direct derivation of underlying holdings (e.g. mutual funds) are not eligible for inclusion.  Securities must be sufficiently liquid to be traded, therefore the following criteria, among others, are used to ensure that illiquid securities are excluded:

1. Price.  FTSE must be satisfied that an accurate and reliable price exists for the purposes of determining the market value of a company.  FTSE may exclude a security from the FTSE China 25 Index if it considers that an “accurate and reliable” price is not available. The FTSE China 25 Index uses the last trade prices from the relevant stock exchanges, when available.

2. Liquidity.  Securities in the FTSE China 25 Index will be reviewed annually for liquidity. Securities which do not turn over at least 2% of their shares in issue, after the application of any free float restrictions, per month for ten of the twelve months prior to the quarterly review by FTSE will not be eligible for inclusion in the FTSE China 25 Index. An existing constituent failing to trade at least 2.0% of its shares in issue, after the application of any free float restrictions, per month for more than four of the twelve months prior to the quarterly review will be removed after close of the index calculation on the next trading day following the third Friday in January, April, July and October. Any period when a share is suspended will be excluded from the calculation.

3. New Issues.  New issues become eligible for inclusion in the FTSE China 25 Index at the next quarterly review of constituents, provided they have a minimum trading record of at least 20 trading days prior to the date of such review and turnover of a minimum of 2% of their shares in issue, after the application of any free float restrictions, per month each month, except in certain circumstances.

The FTSE China 25 Index, like other indices of FTSE, is governed by an independent advisory committee, the FTSE Asia Pacific Regional Committee, that ensures that the FTSE China 25 Index is operated in accordance with its published ground rules, and that the rules remain relevant to the FTSE China 25 Index.  The FTSE Asia Pacific Regional Committee is responsible for undertaking the review of the FTSE China 25 Index and for approving changes of constituents.

Computation of the FTSE China 25 Index.  The FTSE China 25 Index is calculated using the free float index calculation methodology of the FTSE Group.  The FTSE China 25 Index is calculated using the following algorithm:

S (pn1 x en1 x sn1 x fn1 x cn1)
d

n = 1,2,3…….,n

where “p” is the latest trade price of the component security “n”, “e” is the exchange rate required to convert the security’s home currency into the FTSE China 25 Index’s base currency, “s” is the number of shares of the security in issue, “f” is the free float factor published by FTSE, applicable to such security, to be applied to the security to allow amendments to its weighting, “c” is the capping factor published by FTSE at the most recent quarterly review of the FTSE China 25 Index, and “d” is the divisor, a figure that represents the total issued share capital of the FTSE China 25 Index at the base date, which may be adjusted to allow for changes in the issued share capital of individual securities without distorting the FTSE China 25 Index.

The FTSE China 25 Index uses actual trade prices for securities with local stock exchange quotations and Reuters real-time spot currency rates for its calculations.  Under this methodology, FTSE excludes from free floating shares: (i) trade investments in a FTSE China 25 Index constituent company by either another FTSE China 25 Index constituent company or a non-constituent company or entity; (ii) significant long-term holdings by founders, directors and/or their families; (iii) employee share schemes (if restricted); (iv) government holdings; (v) foreign ownership limits; and (vi) portfolio investments subject to lock-in clauses (for the duration of the clause).  Free float restrictions are calculated using available published information. The initial weighting of a FTSE China 25 Index constituent stock is applied in bands, as follows:

Free float less than or equal to 15%
Ineligible for inclusion in the FTSE China 25 Index, unless free float is also greater than 5% and the full market capitalization is greater than US$2.5 billion (or local currency equivalent), in which case actual free float is used.

Free float greater than 15% but less than or equal to 20%	20%
Free float greater than 20% but less than or equal to 30%	30%
Free float greater than 30% but less than or equal to 40%	40%
Free float greater than 40% but less than or equal to 50%	50%
Free float greater than 50% but less than or equal to 75%	75%
Free float greater than 75%	100%

These bands are narrow at the lower end, to ensure that there is sufficient sensitivity in order to maintain accurate representation, and broader at the higher end, in order to ensure that the weightings of larger companies do not fluctuate absent a significant corporate event.

Following the application of an initial free float restriction, a FTSE China 25 Index constituent stock’s free float will only be changed if its actual free float is more than five percentage points above the minimum or five percentage points below the maximum of an adjacent band.  This five percentage point threshold does not apply if the initial free float is less than 15%.  Foreign ownership limits, if any, are applied after calculating the actual free float restriction, but before applying the bands shown above.  If the foreign ownership limit is more restrictive than the free float restriction, the precise foreign ownership limit is applied.  If the foreign ownership limit is less restrictive or equal to the free float restriction, the free float restriction is applied, subject to the bands shown above.

The FTSE China 25 Index is periodically reviewed for changes in free float.  These reviews coincide with the quarterly reviews undertaken of the FTSE China 25 Index.  Implementation of any changes takes place after the close of the index calculation on the third Friday in January, April, July and October.  A stock’s free float is also reviewed and adjusted if necessary following certain corporate events.  If the corporate event includes a corporate action which affects the FTSE China 25 Index, any change in free float is implemented at the same time as the corporate action.  If there is no corporate action, the change in free float is applied as soon as practicable after the corporate event.

Historical Information
The following table sets forth the published high and low Share Closing Prices, as well as end-of-quarter Share Closing Prices, of the Underlying Shares for each quarter in the period from January 1, 2006 through June 21, 2011.  The Share Closing Price of the Underlying Shares on June 21, 2011 was $41.91.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical prices of the Underlying Shares should not be taken as an indication of future performance, and no assurance can be given as to the price of the Underlying Shares on the Valuation Date or as to whether the Share Closing Price will decline to or below the Trigger Level on any day during the Observation Period.  We cannot give you any assurance that the price of the Underlying Shares will increase so that at maturity you will receive a payment in excess of the Stated Principal Amount of the Securities.  Because your return is linked to the price of the Underlying Shares on the Valuation Date and over the term of the Securities, there is no guaranteed return of any of your principal.

If the Final Share Price is less than the Initial Share Price and the Share Closing Price (as  adjusted by the Adjustment Factor) has declined to or below the Trigger Level on one or more Trading Days during the Observation Period, you will lose money on your investment.

iShares® FTSE China 25 Index Fund Historical High, Low and Period End Closing Prices January 1, 2006 through June 21, 2011

	High	Low	Period End
2006
First Quarter	24.85	20.99	24.71
Second Quarter	27.92	21.97	25.57
Third Quarter	27.34	24.47	27.05
Fourth Quarter	37.37	27.10	37.10
2007
First Quarter	38.85	30.50	34.15
Second Quarter	43.31	34.92	42.91
Third Quarter	60.67	39.96	60.16
Fourth Quarter	72.91	53.75	56.82
2008
First Quarter	59.25	41.14	45.05
Second Quarter	54.58	43.13	43.83
Third Quarter	47.20	30.88	34.47
Fourth Quarter	34.35	19.36	29.18

2009
First Quarter	31.58	22.8	28.52
Second Quarter	40.12	29.23	38.37
Third Quarter	43.78	36.51	40.94
Fourth Quarter	46.35	39.48	42.27
2010
First Quarter	44.56	37.17	42.1
Second Quarter	44.59	37.01	39.13
Third Quarter	42.85	38.73	42.82
Fourth Quarter	47.93	42.2	43.09
2011
First Quarter	44.96	41.16	44.96
Second Quarter (through June 21, 2011)	46.40	41.91	41.91

The following graph shows the daily Share Closing Prices of the Underlying Shares from January 1, 2006 through June 21, 2011.  We obtained the information in the graph below from Bloomberg Financial Markets, without independent verification.  The historical Closing Prices should not be taken as an indication of future performance, and no assurance can be given as to the Share Closing Price during the Observation Period including on the Valuation date.

Historical Daily Share Closing Prices of the iShares® FTSE China 25 Index Fund January 1, 2006 through June 21, 2011

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the Securities.  The original issue price of the Securities includes the Agent’s commissions (as shown on the cover page of this pricing supplement) paid with respect to the Securities and the cost of hedging our obligations under the Securities.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Securities by taking positions in the Underlying Shares and in futures or options contracts on the Underlying Shares listed on major securities markets.  Such purchase activity could have increased the Initial Share Price, and, therefore, have increased the price above which the Underlying Shares must close on the Valuation Date before you will receive at maturity a payment that exceeds the Stated Principal Amount of the Securities and increased the Trigger Level above which the Underlying Shares must close during the Observation Period for you to avoid a loss on your investment.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities by purchasing and selling the Underlying Shares and/or the stocks underlying the FTSE China 25 Index or futures or options contracts on the Underlying Shares or the stocks underlying the FTSE China 25 Index listed on major securities or commodities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the Valuation Date.  We cannot give any assurance that our hedging activities will not affect the price of the Underlying Shares and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution; Conflicts of Interest
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the aggregate principal amount of Securities set forth on the cover of this pricing supplement.  The Agent may distribute the Securities through Morgan Stanley Smith Barney LLC (“MSSB”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent, a fixed sales commission of $0.225 for each Security they sell; provided that concessions allowed to such dealers in connection with the offering may be reclaimed by the Agent if, within 30 days of the offering, the Agent repurchases the Securities distributed by such dealers.  After the initial offering of the Securities, the Agent may vary the offering price and other selling terms from time to time.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule

5121, MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account without the prior written approval of the customer.

We expect to deliver the Securities against payment therefor in New York, New York on June 24, 2011, which will be the third scheduled Business Day following the date of this pricing supplement and of the pricing of the Securities.

In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities.  Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account.  The Agent must close out any naked short position by purchasing the Securities in the open market.  A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, the Securities, the component stocks of the FTSE China 25 Index or the Underlying Shares in the open market to stabilize the price of the Securities.  Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities.  The Agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Securities.  See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the Securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Securities under the laws and regulations in force in each non-

U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Securities.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the Securities to the public in Hong Kong as the Securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The Securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore
The Agent and each dealer represent and agree that they will not offer or sell the Securities nor make the Securities the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));
(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c) a person who acquires the Securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Validity of the Securities
In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the Securities offered by this pricing supplement have been executed and issued by Morgan Stanley and authenticated by the trustee pursuant to the Senior Debt Indenture, and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the Securities and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated March 24, 2011, which has been filed as an exhibit to a Current Report on Form 8-K by Morgan Stanley on March 24, 2011.

Benefit Plan Investor Considerations
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which we refer to as a “plan,” should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered “parties in interest” within the meaning of ERISA or “disqualified persons” within the meaning of the Code with respect to many plans, as well as many individual retirement accounts and Keogh plans (also “plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Securities are acquired by or with the assets of a plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the Securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the plan involved in the transaction and provided further that the plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Securities.

Because we may be considered a party in interest with respect to many plans, the Securities may not be purchased, held or disposed of by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23,

95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a plan, transferee or holder of the Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding thereof that either (a) it is not a plan or a plan asset entity, is not purchasing such Securities on behalf of or with “plan assets” of any plan, or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding or disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any of the Securities to any plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., MSSB or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Securities by the account, plan or annuity.

Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the Securities, either directly or indirectly.

United States Federal Taxation
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the Securities.  This discussion applies only to initial investors in the Securities who:

• purchase the Securities at their “issue price”; and
• will hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).
This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:
• certain financial institutions;
• insurance companies;
• certain dealers and traders in securities, commodities or foreign currencies;
• investors holding the Securities as part of a hedging transaction, “straddle,” conversion transaction or integrated transaction;
• U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;
• partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
• regulated investment companies;
• real estate investment trusts;
• tax-exempt entities, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively; or
• persons subject to the alternative minimum tax.

As stated above, this discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances.  As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

In addition, we will not attempt to ascertain whether any issuers of any shares to which a Security relates (such shares hereafter referred to as “Underlying Shares”) are treated as “passive foreign investment companies” (“PFICs”) within the meaning of Section 1297 of the Code.  If any of the issuers of Underlying Shares were so treated, certain adverse U.S. federal income tax consequences might apply to a U.S. Holder upon the sale, exchange or settlement of the Securities.  You should refer to information filed with the Securities and Exchange Commission or other governmental authorities by the issuers of the Underlying Shares and consult your tax adviser regarding the possible consequences to you if any issuer is or becomes a PFIC.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.  Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General
Under current law, each Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or the courts will agree with the tax treatment described herein.  Accordingly, you should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of each Security as an open transaction.

Tax Consequences to U.S. Holders
This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:
• a citizen or resident of the United States;
• a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof; or
• an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.
The term “U.S. Holder” also includes certain former citizens and residents of the United States.
Tax Treatment of the Securities
Assuming the characterization of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Maturity.  A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to maturity, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Sale, Exchange or Settlement of the Securities.  Upon a sale or exchange of the Securities, or upon settlement of the Securities at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled.  Subject to the discussion below concerning the potential application of the “constructive ownership” rule under Section 1260 of the Code, any gain or loss recognized upon the sale, exchange or settlement of the Securities should be long-term capital gain or loss if the U.S. Holder has held the Securities for more than one year at such time, and short-term capital gain or loss otherwise.

Potential Application of the Constructive Ownership Rule. Because the Securities are linked to shares of an exchange-traded fund, although the matter is not clear, there is a substantial risk that an investment in the Securities will be treated as a “constructive ownership transaction.”  A “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as shares of the iShares FTSE China 25 Index Fund (the “Underlying ETF Shares”)).  Under the “constructive ownership” rule, if an investment in the Securities is treated as a “constructive ownership transaction,” all or a portion of any long-term capital gain recognized by a U.S. Holder in respect of a Security could be recharacterized as ordinary income (the “Recharacterized Gain”).  In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Recharacterized Gain to the extent such gain would have resulted in the inclusion of gross income by the U.S. Holder in taxable years prior to the taxable year of the sale, exchange or settlement of the Securities (assuming such income accrued during the period the Securities were held at a constant rate equal to the applicable federal rate as of the date of sale, exchange or settlement of the Securities).

If an investment in the Securities is treated as a “constructive ownership transaction,” the Recharacterized Gain will equal the excess of (i) any long-term capital gain recognized by a U.S. Holder in respect of a Security over (ii) the “net underlying long-term capital gain” (as defined in Section 1260 of the Code).  However, because any positive return on the Securities at maturity will equal 100% of the price return on the Underlying ETF Shares (or less than 100% if the price return on the Underlying ETF Shares exceeds the Maximum Payment at Maturity on the Securities), it is expected that any long-term capital gain recognized by a U.S. Holder will not exceed the net underlying long-term capital gain.  Under Section 1260 of the Code, the amount of net underlying long-term capital gain will be treated as zero unless otherwise “established by clear and convincing evidence.”  U.S. Holders should consult their tax advisers regarding the potential application of the “constructive ownership” rule to the Securities.
Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above.  In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a Security under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).

If the IRS were successful in asserting that the Contingent Debt Regulations apply to the Securities, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue original issue discount (“OID”) on the Securities every year at a “comparable yield” determined at the time of their issuance.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Securities would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss, to the extent of the U.S. Holder’s prior accruals of OID, and as capital loss thereafter.  Because the Securities provide for the return of principal except where the share price on any Trading Day during the term of the Securities is less than or equal to the Trigger Level, the risk that they will be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as an open transaction, is higher than with other equity-linked securities that do not provide for the return of principal.

Even if the Contingent Debt Regulations do not apply to the Securities, other alternative federal income tax characterizations of the Securities are also possible, which if applied could also affect the timing and character of the income or loss with respect to the Securities.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime (as discussed above).  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the Securities and the proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders
This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:
• an individual who is classified as a nonresident alien;
• a foreign corporation; or
• a foreign trust or estate.
The term “Non-U.S. Holder” does not include any of the following holders:

•  a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

• certain former citizens or residents of the United States; or
• a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.
Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.
Tax Treatment upon Sale, Exchange or Settlement of the Securities

In general.  Assuming the treatment of the Securities as set forth above is respected, a Non-U.S. Holder of the Securities will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Securities would not be subject to U.S. federal withholding tax, provided that:

• the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;
• the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;
• the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and
• the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement.  The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding the Securities on behalf of the beneficial owner) furnishes to us an IRS Form W-8BEN, on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues might affect the withholding tax consequences of an investment in the Securities, possibly with retroactive effect.  Non-U.S. Holders should note that we currently do not intend to withhold on any payments made with respect to the Securities to Non-U.S. Holders (subject to compliance by such holders with certification necessary to establish an exemption from backup withholding).  However, in the event of a change of law or any formal or informal guidance by the IRS, Treasury or Congress, we may decide to withhold on payments made with respect to the Securities to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld.  If you are a Non-U.S. Holder, you should consult your tax adviser regarding the U.S. federal withholding and income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by the notice.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Securities at maturity as well as in connection with the proceeds from a sale, exchange or other disposition.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Securities ― Certification Requirement” will satisfy the certification requirements necessary to avoid the backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.